Exhibit 10.28
Commercial Business Loan Agreement for Online Media Corporation
Line of Credit

This Agreement is dated December 28, 2007 and is between Thermo Credit LLC ("Thermo") and Onstream Media Corporation (hereinafter referred to as "Borrower).

A.           THE LOAN OR LOANS.  Subject to the terms and conditions of this Agreement and provided Obligor timely and completely performs all obligations in favor of Thermo contained in this Agreement and in any other agreement, whether now existing or hereafter arising, Thermo will make or has made:

LINE OF CREDIT LOAN to Borrower aggregating ONE MILLION AND NO/100  ($1,000,000.00) Dollars in principal amount, which loan shall be evidenced by and payable according to Thermo's form of promissory note, a copy of which is attached as Exhibit A (“Note”).

LOCK BOX.  Upon the request of Thermo, after the occurrence of a Default and continuance thereof, all collections will be deposited into an account controlled by Thermo. Upon the request of Thermo, after the occurrence of a Default and continuance thereof, Borrower will notify all account debtors to pay the proceeds of the accounts into a lock box designated and controlled by Thermo and, upon the request of Thermo, if Borrower has not timely notified its account debtors, Thermo shall also have the right to notify the account debtors to make payments to the lock box or directly to Thermo; provided, however, that Thermo is not obligated to take any steps to collect any of the accounts.  Borrower shall execute a lock box agreement satisfactory to Thermo.

B.           EFFECT OF AGREEMENT AND DEFINITIONS.  The Note is herein incorporated by reference.  Such note and any renewals, modifications or replacements for such note are subject to the terms of this Agreement.  "Loan" shall collectively mean any and all loans made available to Borrower under Section A of this Agreement.  "Loan Documents" shall mean this Agreement, any other loan agreement(s), the Note evidencing the Loan, any security document(s) provided for in this Agreement and any and all other documents evidencing or securing the obligations of Borrower to Thermo, direct or contingent, due or to become due, now existing or hereafter arising.  The Loan and all other obligations of Borrower to Thermo, direct or contingent, due or to become due, now existing or hereafter arising, shall be secured by any security documents provided for in this Agreement, any collateral set forth in any promissory note executed by Borrower, and any other Loan Documents.

C.           USE OF PROCEEDS.  The proceeds from the Loan will be used for the following purpose(s):

Proceeds will be used for the working capital requirements of the Borrower.

D.           REPRESENTATIONS, WARRANTIES AND COVENANTS.  Borrower represents, warrants and covenants to Thermo that:

(1)
Organization and Authorization.  Borrower is an entity which is duly organized, validly existing and, if a corporation, in good standing under applicable laws. Borrower's execution, delivery and performance of this Agreement and all other documents delivered to Thermo has been duly authorized and does not violate Borrower's articles of incorporation (or other governing documents), material contracts or any applicable law or regulations.  All documents delivered to Thermo are legal and binding obligations of Borrower who executed same.

(2)
Compliance with Tax and other Laws.  Borrower shall comply (to the extent necessary so that any failure to do so will not materially and adversely affect the business or property of Borrower) with all laws that are applicable to Borrower's business activities, including, without limitation, all law regarding (i) the collection, payment and deposit of employees' income, unemployment, Social Security, sales and excise taxes; (ii) the filing of returns and payment of taxes; (iii) pension liabilities including ERISA requirements; (iv) environmental protection; and (v) occupational safety and health.

(3)
Borrower shall keep its fixed property and equipment in good working order and condition (reasonable wear and tear excepted), and maintain property and liability insurance coverage relating thereto in form and coverage reasonably acceptable to Thermo.

(4)	Financial Information.

(a)	Borrower shall furnish to Thermo:

i)
within 90 days after the close of Borrower's fiscal year, a copy of the annual unaudited financial statements of Borrower, prepared in conformity with generally accepted accounting principles applied on a basis consistent with that of the preceding fiscal year, and approved by an executive officer of Borrower, consisting of a balance sheet, a statement of operations, and a statement of cash flow; and

ii)
within 45 days after the close of each month unaudited financial statements as of the end of such month consisting of a balance sheet as of the end of such month, a statement of operations for such month and a statement of cash flow for such month, all approved by an appropriate executive officer of Borrower, together with year-to-date financial statements.  Thermo will be notified promptly of any material adjustments to the aforementioned financial statements.

(b)	Borrower shall furnish to Thermo such additional information that Thermo may require.

(5)
Mergers, etc.  Without the prior notice to Thermo and payment in full of all amounts owed to Thermo, including but not limited to principal, interest, prepayment fees, commitment fees or any other fee due to Thermo, Borrower shall not, without written permission from Thermo which shall not be unreasonably withheld, (a) consummate a merger or consolidation where Borrower is not the surviving entity, (b) acquire all or substantially all of the assets of another entity if such transaction is not operating cash flow positive, or (c) sell, lease or transfer all, or substantially all, of Borrower's assets.  Borrower will notify Thermo within ten (10) business days of the execution of a letter of intent relating to activities limited by this Section.  Borrower shall not permit any material change to be made in the character of Borrower's business as carried on at the original date of this Agreement.

(6)
Indebtedness and Liens.  Other than obligations incurred in the ordinary course of business, including but not limited to, the purchase or lease of equipment (including non-vendor financing of such purchases or leases), Borrower shall not create any additional obligations for borrowed money, without the written consent of Thermo which will not be unreasonably withheld.  Borrower shall not mortgage or encumber any of Borrower's assets or suffer any liens to exist on any of Borrower's assets without the prior written consent of Thermo, which shall not be unreasonably withheld. Debt acquired in connection with a merger or asset acquisition shall be permitted to the extent the other requirements of Paragraph 5 are met.

(7)
Other Liabilities.  (a) Borrower shall not lend to or guarantee, endorse or otherwise become contingently liable in connection with the obligations, stock or dividends of any person, firm or corporation, except as currently exists and as reflected in the financial statements of Borrower as previously submitted to Thermo; (b) Borrower shall not default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any indenture, agreement or other instrument to which Borrower is a party (the effect of which would materially adversely affect the business or properties of Borrower); and (c) except as disclosed or referred to in the financial statements furnished to Thermo, there is no litigation, legal or administrative proceeding, investigation or other action of any nature pending or, to the knowledge of Borrower, threatened against or affecting Borrower which involves the possibility of any judgment or liability not fully covered by insurance, and which would materially and adversely affect the business or assets of Borrower or Borrower's ability to carry on business as now conducted.

(8)
Documentation.  The Loan Documents include, this Loan Agreement, the Promissory Note and Security Agreement and all other documents necessary to effect the purposes of this Agreement as reasonably required by Thermo. Upon the written request of Thermo, Borrower shall promptly and duly execute and deliver all such further instruments and documents and take such further action as Thermo may deem reasonably necessary to obtain the full benefits of the Loan Documents.

(9)	Financial Covenants and Ratios. Borrower shall comply with the following covenants and ratios:

A.
Minimum Cash Flow to Debt Service Ratio.  Borrower will maintain a ratio of cash flow to scheduled interest payments on funded debt (excluding non-cash interest) of not less than 1.00 to 1.00 as of the end of each fiscal quarter beginning with the quarter ending June 30, 2008.  For the purposes of this section "cash flow" shall mean the sum of net income after taxes, plus depreciation and amortization and other non-cash expenses for the period as well as any interest expense included in the denominator of this ratio.  "Funded debt" shall mean all indebtedness for borrowed money.

B.
Minimum Tangible Net Worth.  Borrower will maintain a tangible net worth of not less than $5,000,000 as of the last day of each fiscal quarter.  For the purposes of this section, "tangible net worth" shall mean the sum of common stock, preferred stock, capital surplus, paid-in capital and retained earnings less treasury stock and the sum of all intangible assets (including, without limitation, good will, franchises, licenses, patents, trademarks, trade names, copyrights, service marks and brand names but excluding capitalized software).

(10)
Collateral.  As security for payment and performance of the Loan and any and all other obligations of Borrower to Thermo, direct or contingent, due or to become due, now existing or hereafter arising, Borrower shall execute and deliver to Thermo, or cause others to execute and deliver to Thermo, the following described security  documents:

A security agreement and financing statement by Borrower granting Thermo a first lien and security interest in all of Borrower’s accounts, customer contracts, insurance policies on such accounts and all other rights and proceeds therefrom.  Except as provided in Schedule 10, Borrower agrees to maintain the collateral free from other and further voluntary liens, and subject to no other lien or encumbrance.  Borrower shall inform Thermo of the existence of any involuntary lien, within two (2) business days of Borrower’s first knowledge of any involuntary lien or encumbrance affecting the Collateral and take action to remove any involuntary lien or encumbrance within fifteen (15) days of Borrower’s first knowledge.  Borrower’s failure to remove, pay, satisfy or otherwise clear any involuntary lien within sixty (60) days of Borrower’s first knowledge thereof will result in a default. In the event of such involuntary lien, Thermo reserves the right to suspend additional fundings, if any, until such involuntary lien is released.

E.           CONDITIONS PRECEDENT TO LOANS. Thermo shall be obligated to make the Loan only so long as: (i) all of the Loan Documents required by this Agreement have been delivered to Thermo, (ii) Borrower is current in the performance of all of the other obligations of Borrower contained in the Loan Documents, (iii) no Default has occurred, and (iv) no adverse material change in the financial condition of Borrower has occurred. Thermo is not obligated to advance funds against this Line of Credit more frequently than weekly, and Borrower must provide a minimum of 24 hours advance notice for funding. With each funding request, Borrower must submit a borrowing base calculation supporting such request. The borrower’s repayments of previous advances hereunder shall not reduce the amount of available future advances hereunder.

F.           DEFAULT.  The occurrence of (i) the failure of Borrower to make any payment on any Loan when due, (ii) the failure of Borrower to observe or perform promptly when due any covenant, agreement or obligation under this Agreement or under any of the other Loan Documents or under any other obligation to Thermo, (iii) a default under any of the Loan Documents or (iv) the material inaccuracy at any time of any warranty, representation or statement made to Thermo by Borrower under this Agreement or otherwise, shall constitute a default (Default) under this Agreement; provided, however, that Borrower’s failure to meet financial covenants under Section D(8) of this Agreement shall not constitute a Default unless such failure continues for a period of thirty (30) days after Thermo has given written notice of such failure to Borrower. Unless provided for elsewhere in this Loan Agreement, the occurrence of any of the items in this Section F shall not constitute a Default unless such failure continues for a period of five (5) days after Thermo has given (and Borrower has received) written notice of such failure to Borrower. In the event of a Default, Thermo, at its option, shall have the right to exercise any and all of its rights and remedies under the Loan Documents.

G.           MISCELLANEOUS PROVISIONS.  Borrower agrees to pay all of the costs, expenses and fees incurred in connection with the Loan, including attorneys’ fees and appraisal fees. This Agreement is not assignable by Borrower and no party other than Borrower is entitled to rely on this Agreement.  No condition or other term of this Agreement may be waived or modified except by a writing signed by Borrower and Thermo. This Agreement shall supersede and replace any commitment letter between Thermo and Borrower relating to any Loan.   If any provision of this Agreement shall be held to be legally invalid or unenforceable by any court of competent jurisdiction, all remaining provisions of this Agreement shall remain in full force and effect. This Agreement shall be governed by and construed in accordance with the laws of State of Louisiana.

H.       OTHER CONDITIONS.

(1) Term- Two years with 24 monthly payments of interest based on average balance outstanding during the month as more fully set forth in the Note with payment of all amounts outstanding due on the Maturity Date of the Note.

(2) Interest rate- The outstanding principal shall be charged interest at a rate of Prime plus Eight Percent (8.0%) per annum on a monthly basis all as more fully set forth in the Note.

(3) Origination fee- Upon signing of the Loan Documents for this Line of Credit Agreement, Borrower will pay Thermo an earned non-refundable Origination Fee of One percent (1%) of the loan amount ($10,000.00). Five Thousand dollars ($5,000.00) was paid upon execution of the Term Sheet with an additional Five Thousand dollars ($5,000.00) to be deducted from the first draw under this facility.

(4) Commitment Fee- The earned non-refundable Commitment Fee shall be equal to Two percent (2.0%) of the Loan Commitment, and shall be payable in two equal installments—the first being deducted from the first draw under this Line of Credit and the second on the one year anniversary of this Agreement.

(5) Unused Commitment Fee- A ..25% per annum fee payable quarterly in arrears will be charged on the daily unused portion of the Line of Credit. The unused portion is the amount by which the maximum dollar amount of the Line of Credit exceeds the outstanding principal balance due under the Line of Credit.

(6) Termination Fee- Borrower may prepay the Note in whole or in part at any time, which prepayment shall not be considered a termination of the facility.  If Borrower terminates the facility, or if Lender accelerates payment of the Note, Borrower understands that, unless otherwise required by law, any prepaid fees or charges will not be subject to rebate and will be earned by Lender at the time the Note is signed.

In the event of such early termination of the Loan, Thermo shall receive a Prepayment Fee of Two percent (2.0%) of the highest aggregate Loan Commitment.

(7) Borrower will reimburse Thermo for all reasonable out-of-pocket expenses incurred in connection with Thermo’s on-going review and administration of the Loan, including reasonable attorney fees incurred by Thermo.

(8) Borrowing Base – The borrowing base shall be calculated based on historical collection levels of the receivables Subject to compliance with all other terms of this Agreement, including no Material Adverse Change, and concurrence by Thermo, Borrower may increase the commitment amount hereunder to any amount supportable by the Borrowing Base, and payment of an additional Commitment Fee for the increase. Currently in the format and rates as attached.

(9) Extension of Term - Subject to compliance with all other terms of this Agreement, including no Material Adverse Change, Borrower may increase the term of this Agreement from two years to three years, with the payment of an additional Commitment Fee of 1% of the Loan Commitment.

Thermo Credit, LLC

By:	/s/ Seth Block

Name:	Seth Block

Title:	Executive Vice President

ONSTREAM MEDIA CORPORATION

By:	/s/ Randy Selman

Name:	Randy Selman

Title:	CEO